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                                                                     EXHIBIT 5.1


                                   Law Offices                  Baltimore, MD
                     Ballard Spahr Andrews & Ingersoll, LLP       Camden, NJ
                           1225 12h Street, Suite 2300         Philadelphia, PA
                           Denver, Colorado 80202-5596        Salt Lake City, UT
                                  303-292-2400                   Voorhees, NJ
                                Fax: 303-296-3956               Washington, DC
                            Lawyers@ballardspahr.com
                            ------------------------

                                November __, 2002

Navidec, Inc.
6399 Fiddler's Green Circle, Suite 300
Greenwood Village, Colorado  80111

         Re:   Registration Statement on Form S-3
               ----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Navidec, Inc., a Colorado corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended,
(i) 2,500,000 shares of the Company's common stock, no par value, issuable upon the conversion of $250,000 aggregate principal amount of its 5% Convertible Debentures due 2004 (the "Conversion Shares"); (ii) the outstanding purchase rights (the "Rights"); and (iii) 11,6____,000 shares of common stock underlying the exercise of the Rights (the "Rights Shares").

         In that connection, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that the Conversion Shares and Rights Shares, when issued upon conversion of the 5% Convertible Debentures and the exercise of the Rights in accordance with their terms, will be legally issued, fully paid and nonassessable. We are also of the opinion that the certificates representing the Rights once issued upon effectiveness of the Registration Statement to the Company's shareholders of record on November 15, 2002, will be validly issues.

         This opinion is limited to the matters expressly stated herein. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Colorado. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

         We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                              Very truly yours,

                              /s/  BALLARD SPAHR ANDREWS & INGERSOLL, LLP